Exhibit 28 (j) 1 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc., and to the incorporation by reference of our report, dated January 23, 2020, on Federated International Small-Mid Company Fund (one of the portfolios constituting Federated World Investment Series, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 21, 2020